News Release

Ryder Reports Third Quarter 2020 Results

•Q3 total revenue of $2.2 billion, down 3%, reflecting lower fuel revenue
•Q3 operating revenue (non-GAAP) of $1.8 billion, unchanged as higher revenues in supply chain solutions and lease were offset by lower revenues in commercial rental and dedicated transportation solutions
•Q3 GAAP EPS from continuing operations of $0.85 versus a loss of $(1.75) in prior year, primarily reflecting declining depreciation impact from prior residual value estimate changes as well as improved lease performance and higher supply chain solutions results
•Q3 comparable EPS (non-GAAP) from continuing operations of $1.21 versus a loss of $(1.49) in prior year
•Improvement in areas impacted by COVID-19:
◦Used vehicle sales results benefited from record sales volume and higher sequential truck and tractor pricing
◦Commercial rental demand and utilization improved throughout the quarter, with September utilization above same month in prior year
◦Supply chain automotive revenue returned to pre-pandemic levels

MIAMI, October 28, 2020 – Ryder System, Inc. (NYSE: R), a leader in supply chain, dedicated transportation, and commercial fleet management solutions, reported results for the three months ended September 30 as follows:

(In millions, except EPS)	Earnings (Loss) Before Taxes		Earnings (Loss)		Diluted Earnings (Loss) Per Share
	2020	2019	2020	2019	2020	2019
Continuing operations (GAAP)	$54.8	$(91.3)	$45.1	$(91.5)	$0.85	$(1.75)
Non-operating pension costs	7.2	6.9	4.7	4.9	0.09	0.09
Restructuring and other, net	13.8	5.2	11.2	4.0	0.21	0.08
ERP implementation costs	5.8	6.1	4.3	4.5	0.08	0.09
Gains on sale of properties	(3.7)	—	(3.4)	—	(0.06)	—
Tax adjustments	—	—	2.1	—	0.04	—
Comparable (non-GAAP)	$77.8	$(73.0)	$63.8	$(78.1)	$1.21	$(1.49)
Note: Amounts may not be additive due to rounding.

Total and operating revenue for the three months ended September 30 were as follows:

(In millions)	Total Revenue			Operating Revenue (non-GAAP)
	2020	2019	Change	2020	2019	Change
Total	$2,151	2,224	(3)%	$1,790	1,796	—%
Fleet Management Solutions (FMS)	$1,297	1,397	(7)%	$1,153	1,190	(3)%
Supply Chain Solutions (SCS)	$685	618	11%	$492	454	9%
Dedicated Transportation Solutions (DTS)	$300	359	(17)%	$234	248	(6)%

CEO Comment

Commenting on the company's third quarter results, response to the challenges of COVID-19, and the current business environment, Ryder Chairman and CEO Robert Sanchez said, "Over the last year, we've taken significant actions to address a historic downturn in the used vehicle market and the impacts from COVID-19 on our used vehicle sales, commercial rental, and automotive supply chain businesses. These actions include adjusting our vehicle residual values, reducing the size of our rental fleet, and lowering operating and overhead costs. In addition, we have remained focused on our strategic initiatives to achieve our goal of 15% adjusted return on equity.

"In the third quarter, we saw improvement in the areas of our business most directly impacted by the pandemic. An improved freight environment contributed to the stabilization of used vehicle and rental market conditions in the quarter. Strong automotive production activity benefited our supply chain automotive business. We also continued to see the positive results of the actions we are taking.

"Fleet management results benefited from a declining impact from prior residual value estimate changes as well as improved lease performance. Lease performance benefited from higher pricing on lease vehicles reflecting our lease pricing initiative, and lower maintenance costs, including benefits from our cost-savings initiative. We realized gains on used vehicle sales from higher sequential pricing and lowered our inventory from the second quarter, driven by record used vehicle sales volume. We now expect our used vehicle inventory at year-end to be within our target range. We also continue to see solid momentum in the recovery of commercial rental due to increased freight activity, as well as actions taken to downsize the fleet. Utilization in the third quarter of 71% was up significantly from 56% in the prior quarter and October utilization to date is trending higher sequentially. Utilization for the fourth quarter is expected to be in line with the prior year.

"In our supply chain business, automotive revenue exceeded pre-COVID levels during the quarter, primarily reflecting higher automotive production support activity following shutdowns earlier this year. We're seeing strong sales in our supply chain business driven by favorable outsourcing trends. Growth with new and existing supply chain customers, as well as high COVID-19 related volumes and temporary cost benefits, resulted in pre-tax margins above our target range. Our supply chain business is also benefiting from accelerating trends in areas such as last-mile delivery of big-and-bulky goods and e-commerce fulfillment. Ryder Last Mile revenues were up nearly 30%, delivering returns in the quarter well above our overall target for SCS. These results were driven by new business as well as higher volumes partially due to COVID-19. We recently expanded our e-fulfillment distribution network and deployed automation technology.

"Looking ahead to the fourth quarter, we anticipate returns in supply chain and dedicated to moderate, reflecting seasonality and lower COVID-related activity, and to be within their target ranges for the full year. Also in the fourth quarter, we will be awarding our front-line employees a special recognition and retention bonus for their extraordinary efforts as essential workers during this pandemic, resulting in a one-time expense of approximately $30 million. We expect these sequential headwinds to be partially offset by a declining impact from depreciation due to prior residual value estimate changes and other items. In rental, we expect return improvements to accelerate in the fourth quarter due to higher demand and improved utilization. In lease, we expect the fleet to continue to decline; however, pricing is expected to be higher reflecting our pricing initiative. We anticipate record free cash flow of $1.4 to $1.5 billion in 2020, significantly above the prior year negative free cash flow of $(1.1) billion. Additionally, in the fourth quarter we expect to resume our anti-dilutive share repurchase program which was temporarily paused due to COVID-19.

"I would also like to highlight our recent announcement of RyderVentures, a corporate venture capital fund aimed at investing $50 million over the next five years. The fund plans to invest in and partner with start-up companies that are developing new technologies that address disruptions in the supply chain, driven by accelerating demand for e-commerce fulfillment, asset sharing, next-generation vehicles, automation, and data analytics, among others."

Third Quarter Business Segment Operating Results

Fleet Management Solutions: Earnings Improved Primarily Reflecting Declining Impact of Depreciation Expense from Prior Residual Value Estimate Changes and Improved Lease Performance

(In millions)	3Q20	3Q19	Change
Total Revenue	$1,297	1,397	(7)%
Operating Revenue (1)	$1,153	1,190	(3)%

Earnings Before Tax (EBT) (2)	$16	(109)	NM
FMS EBT as a % of FMS total revenue	1.2%	(7.8)%	900 bps
FMS EBT as a % of FMS operating revenue (1)	1.4%	(9.1)%	1,050 bps

(1) Non-GAAP financial measure excluding fuel and lease liability insurance revenue.
(2) EBT in 3Q20 and 3Q19 included $100M and $208M of depreciation expense, respectively, from the impact of policy and accelerated depreciation due to 2020 and 2019 residual values estimate changes.
NM - Not Meaningful

3Q20 earnings impact from residual value estimate changes
	3Q20 Estimated	3Q20 Actual
EBT impact from residual value estimate changes(1)	$115	$100
(1) In the second quarter of 2020, we projected that the 3Q20 estimated impact from policy and accelerated depreciation due to residual value estimate changes made in 2019 and 2020 would be $115M of depreciation expense. The actual impact was $100M which included $13M in gains on used vehicle sales, net, as an offset to the depreciation expense. The difference between the estimated impact and the actual impact was $15M, primarily due to gains of $13M on used vehicle sales, net, which was not included in 3Q20 estimates.

In the Fleet Management Solutions (FMS) business segment, total revenue and operating revenue declined primarily due to a 16% decrease in commercial rental revenue resulting from lower demand, partially offset by higher pricing on lease vehicles.

FMS EBT increased by $125 million reflecting a declining impact of depreciation expense from prior vehicle residual value estimate changes and higher gains on used vehicles sold together totaling $108 million. Results also benefited from higher pricing on lease vehicles and lower maintenance costs, including benefits from our cost-savings initiative. Used vehicle sales results improved from the prior year from lower inventory valuation adjustments and higher gains on used vehicles sold. These benefits were partially offset by lower commercial rental results. Rental power fleet utilization in the quarter was 71% as compared to 56% in the second quarter and 74% in the prior year. Utilization increased throughout the third quarter due to improving economic conditions and actions taken to reduce the rental fleet size. FMS earnings before tax as a percentage of FMS operating revenue is below the company's long-term target of high single digits, reflecting depreciation from prior residual value estimate changes and lower rental results.

Supply Chain Solutions: Strong Results from Growth and Improved Operating Performance

(In millions)	3Q20	3Q19	Change
Total Revenue	$685	618	11%
Operating Revenue (1)	$492	454	9%

Earnings Before Tax (EBT)	$58	35	67%
EBT as a % of total revenue	8.4%	5.6%	280 bps
EBT as a % of operating revenue (1)	11.8%	7.6%	420 bps

(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

In the Supply Chain Solutions (SCS) business segment, total revenue and operating revenue increased primarily due to new business, higher volumes, and increased pricing. Increased volumes were partly due to higher automotive production support following shutdowns earlier in the year, as well as COVID-19 related freight increases in the consumer packaged goods vertical and Ryder Last Mile.

SCS earnings before tax increased due to new business, higher pricing, and improved operating performance. SCS EBT as a percentage of SCS operating revenue is above the company's long-term target of high single digits.

Dedicated Transportation Solutions: Higher Earnings Due to Declining Impact from Prior Vehicle Residual Value Estimate Changes, a One-Time Item, and Improved Operating Performance

(In millions)	3Q20	3Q19	Change
Total Revenue	$300	359	(17)%
Operating Revenue (1)	$234	248	(6)%

Earnings Before Tax (EBT)	$25	18	34%
EBT as a % of total revenue	8.3%	5.1%	320 bps
EBT as a % of operating revenue (1)	10.6%	7.5%	310 bps

(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

In the Dedicated Transportation Solutions (DTS) business segment, total revenue and operating revenue declined primarily due to non-renewed business and lower volumes.

DTS earnings before tax increased due to a declining impact associated with prior residual value estimate changes, a one-time benefit from a customer contract termination, and improved operating performance. DTS EBT as a percentage of DTS operating revenue is above the company's long-term target of high single digits.

Corporate Financial Information

Income Taxes
Our effective income tax rate from continuing operations for the third quarter of 2020 was an expense of 17.7% as compared to an expense of 0.3% in the prior year. The tax rate was impacted by additional depreciation expense in both periods. The comparable effective income tax rate (a non-GAAP measure) from continuing operations for the third quarter of 2020 was an expense of 17.9% as compared to an expense of 7.0% in the prior year.

Capital Expenditures, Cash Flow, and Leverage
Year-to-date gross capital expenditures decreased to $0.8 billion in 2020 compared with $3.0 billion in 2019 due to lower investments in the lease and rental fleets. The company now expects full year 2020 gross capital expenditures of $1.0 billion to $1.1 billion versus the prior forecast of $1.0 billion to $1.3 billion.

Year-to-date operating cash flow was $1.7 billion in 2020, up from $1.6 billion in 2019. Free cash flow (a non-GAAP measure) was positive $1.2 billion, compared with negative $(965) million in 2019, reflecting decreased capital spending. The company expects full year 2020 operating cash flow of $2.0 to $2.1 billion. Due to lower capital spending, the company expects full year 2020 free cash flow of $1.4 billion to $1.5 billion as compared with negative free cash flow of $(1.1) billion in the prior year.

Debt-to-equity as of September 30, 2020 was 346%, compared with 377% at the end of the second quarter and 320% at year-end 2019, and above the company's long-term target of 250-300%. The increase in debt-to-equity from year-end 2019 reflects the reduction in equity related to higher depreciation expense, a higher cash balance due to the uncertainty of the economic environment, and a pension equity charge. These items were partially offset by a reduction in debt due to higher free cash flow. A higher than normal cash balance and the pension equity charge increased debt-to-equity by approximately 25 and 10 percentage points, respectively.

Supplemental Company Information

Third Quarter Net Earnings

(In millions, except EPS)	Earnings		Diluted EPS
	2020	2019	2020	2019
Earnings (loss) from continuing operations	$45.1	(91.5)	$0.85	(1.75)
Discontinued operations	(9.3)	0.1	(0.17)	—
Net earnings (loss)	$35.8	(91.5)	$0.68	(1.75)

Year-to-Date Operating Results

(In millions, except EPS)	Nine months ended September 30,
	2020	2019	Change
Total revenue	$6,207	6,649	(7)%
Operating revenue (non-GAAP)	$5,185	5,350	(3)%

Earnings (loss) from continuing operations	$(137.7)	29.8	NM
Comparable earnings (loss) from continuing operations (non-GAAP)	$(57.7)	54.2	NM
Net earnings (loss)	$(147.9)	29.1	NM

Earnings (loss) per common share (EPS) - Diluted
Continuing operations	$(2.64)	0.56	NM
Comparable (non-GAAP)	$(1.11)	1.03	NM
Net earnings (loss)	$(2.83)	0.55	NM

Business Description

Ryder System, Inc. is a leading supply chain, dedicated transportation, and commercial fleet management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:
•Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.
•Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.
•Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

For more information on Ryder System, Inc., visit investors.ryder.com and ryder.com.

###

Note: Regarding Forward-Looking Statements

Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our forecast, outlook, expectations regarding market trends and economic environment; impact of the COVID-19 pandemic on earnings, depreciation, commercial rental demand and utilization, used vehicle sales volume and pricing, and automotive supply chain volumes; the adequacy of steps we have taken to mitigate the negative impacts of COVID-19 on our operations; expected benefits from our strategic initiatives and our multi-year maintenance cost-savings initiatives; our ability to implement our asset management strategy to right size our fleet; performance in our product lines and segments; residual values and depreciation expense; used vehicle inventory; rental utilization; free cash flow; operating cash flow; capital expenditures; fleet growth; profitability of our Ryder Last Mile operations; resumption of the anti-dilutive share repurchase program; and our ability to obtain our projected benefits from our investments and partnerships through the RyderVentures capital fund. Our forward-looking statements also include our estimates of the impact of our changes to residual value estimates on earnings and depreciation expense. The expected impact of the change in residual value estimates is based on our current assessment of the residual values and useful lives of revenue-earning equipment based on multi-year trends and our outlook for the expected near-term used vehicle market. Our assessment is subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results related to vehicle residual values to materially differ from estimates include, but are not limited to, changes in supply and demand, competitor pricing, regulatory requirements, driver shortages, requirements and preferences, as well as changes in underlying assumption factors.

All of our forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the duration and severity of the COVID-19 pandemic and governmental responses thereto; our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or utilization or poor acceptance of rental pricing, worsening of market demand for or excess supply of used vehicles impacting current and/or estimated pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs, lower than expected benefits from our cost-savings initiatives, lower than expected benefits from our sales, marketing and new product initiatives, higher than expected costs related to our ERP implementation, setbacks or uncertainty in the economic market or in our ability to grow and retain profitable customer accounts, implementation or enforcement of regulations, decreases in freight demand or volumes, used vehicle inventory levels, poor operational execution including with respect to new accounts and product launches, our difficulty in obtaining adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to labor disputes, severe weather or natural occurrences, competition from other service providers and new entrants, lower than anticipated customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, higher than expected bad debt reserves or write-offs, changes in customers' business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, higher than expected reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, impact of changes in our residual value estimates and accounting policies, including our depreciation policy, the sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note: Regarding Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures as defined under SEC rules. Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure and why management believes that presentation of each measure provides useful information to investors. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Ryder’s earnings conference call and webcast is scheduled for October 28, 2020 at 11:00 a.m. ET. To join, click here.

LIVE AUDIO VIA PHONE
Toll Free Number:    888-352-6803
USA Toll Number:    323-701-0225
Audio Passcode:        Ryder
Conference Leader:    Bob Brunn

AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number:    888-203-1112
USA Toll Number:    719-457-0820
Replay Passcode:        1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast will be available within 24 hours after the end of the call. Click here then select Financials/Quarterly Reports and the date.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call. Click here then select Financials/Quarterly Reports and the date.

Contacts:    Media:                        Investor Relations:
        Amy Federman                    Bob Brunn
        (305) 500-4989                    (305) 500-4053

ryder-financial
ryder-usa

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended September 30, 2020 and 2019
(In millions, except per share amounts)

	Three Months		Nine Months
	2020	2019	2020	2019

Lease & related maintenance and rental revenues	$933.8	959.2	$2,730.2	2,792.6
Services revenue	1,120.5	1,120.9	3,175.0	3,412.0
Fuel services revenue	96.3	143.8	302.0	444.6
Total revenues	2,150.6	2,223.9	6,207.2	6,649.3

Cost of lease & related maintenance and rental	758.4	877.8	2,352.0	2,229.6
Cost of services	932.5	948.1	2,680.3	2,896.2
Cost of fuel services	92.9	140.2	291.4	431.9
Other operating expenses	30.0	28.9	93.4	92.2
Selling, general and administrative expenses	211.2	216.0	643.9	673.8
Non-operating pension costs	7.2	6.9	9.4	20.1
Used vehicle sales, net	(12.9)	22.7	17.3	49.1
Interest expense	62.6	62.5	192.5	178.6
Miscellaneous (income) loss, net	(10.6)	0.7	(11.8)	(29.5)
Restructuring and other items, net	24.5	11.4	92.6	27.4
	2,095.8	2,315.2	6,360.8	6,569.3

Earnings (loss) from continuing operations before income taxes	54.8	(91.3)	(153.6)	80.0
Provision for (benefit from) income taxes	9.7	0.3	(15.9)	50.2
Earnings (loss) from continuing operations	45.1	(91.5)	(137.7)	29.8
Income (loss) from discontinued operations, net of tax	(9.3)	0.1	(10.1)	(0.7)
Net earnings (loss)	$35.8	(91.5)	$(147.9)	29.1

Earnings (loss) per common share — Diluted
Continuing operations	$0.85	(1.75)	$(2.64)	0.56
Discontinued operations	(0.17)	—	(0.20)	(0.02)
Net earnings	$0.68	(1.75)	$(2.83)	0.55

Earnings (loss) per share information — Diluted
Earnings from continuing operations	$45.1	(91.5)	$(137.7)	29.8
Less: Distributed and undistributed earnings allocated to unvested stock	(0.2)	(0.1)	(0.4)	(0.3)
Earnings from continuing operations available to common stockholders	$44.9	(91.7)	$(138.1)	29.5

Weighted-average common shares outstanding — Diluted	52.7	52.3	52.4	52.6

EPS from continuing operations	$0.85	(1.75)	$(2.64)	0.56
Non-operating pension costs	0.09	0.09	0.09	0.27
Restructuring and other, net	0.21	0.08	0.69	0.21
ERP implementation costs	0.08	0.09	0.38	0.19
Gains on sale of properties	(0.06)	—	(0.06)	(0.26)
Tax adjustments, net	0.04	—	0.43	0.06
Comparable EPS from continuing operations *	$1.21	(1.49)	$(1.11)	1.03

*Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

	September 30, 2020	December 31, 2019

Assets:
Cash and cash equivalents	$684.2	73.6
Other current assets	1,348.6	1,488.5
Revenue earning equipment, net	9,082.6	10,427.7
Operating property and equipment, net	913.4	917.8
Other assets	1,613.2	1,567.8
	$13,642.0	14,475.3

Liabilities and shareholders' equity:
Current liabilities	$1,385.2	1,470.8
Total debt (including current portion)	7,436.6	7,924.8
Other non-current liabilities (including deferred income taxes)	2,669.7	2,603.4
Shareholders' equity	2,150.6	2,476.3
	$13,642.0	14,475.3

SELECTED KEY RATIOS AND METRICS

	September 30, 2020	December 31, 2019

Debt to equity	346%	320%
Effective interest rate (average cost of debt)	3.2%	3.2%

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Comparable EBITDA*	$640.3	592.2	$1,708.1	1,704.3

	Nine months ended September 30,
	2020	2019

Net cash provided by operating activities from continuing operations	$1,696.6	1,589.2
Free cash flow *	1,217.9	(964.6)
Capital expenditures paid	879.4	2,957.2

Capital expenditures (accrual basis)	$765.0	2,999.0
Less: Proceeds from sales (primarily revenue earning equipment)	(400.7)	(403.5)
Net capital expenditures	$364.3	2,595.5

	Twelve months ended September 30,
	2020	2019

Adjusted return on equity *	(4.4)%	5.3%

Adjusted return on capital *	1.0%	3.2%
Weighted average cost of capital	4.5%	4.6%
Adjusted return on capital spread **	(3.5)%	(1.4)%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended September 30, 2020 and 2019
(In millions)

	Three Months			Nine Months
	2020	2019	B(W)	2020	2019	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$788.2	770.7	2%	$2,346.5	2,268.0	3%
SelectCare	128.4	133.4	(4)%	390.4	405.6	(4)%
Commercial rental	220.1	263.0	(16)%	595.0	753.0	(21)%
Other	16.7	22.5	(25)%	52.5	68.7	(24)%
Fuel services revenue	138.9	198.7	(30)%	429.5	618.9	(31)%
ChoiceLease liability insurance revenue	5.0	9.1	(45)%	21.7	25.7	(15)%
Total Fleet Management Solutions	1,297.2	1,397.3	(7)%	3,835.6	4,139.9	(7)%
Supply Chain Solutions	685.4	617.6	11%	1,833.2	1,902.6	(4)%
Dedicated Transportation Solutions	299.7	359.2	(17)%	928.5	1,071.1	(13)%
Eliminations	(131.7)	(150.2)	12%	(390.2)	(464.3)	16%
Total revenue	$2,150.6	2,223.9	(3)%	$6,207.2	6,649.3	(7)%

Operating Revenue: *
Fleet Management Solutions	$1,153.4	1,189.6	(3)%	$3,384.4	3,495.3	(3)%
Supply Chain Solutions	492.3	453.7	9%	1,364.7	1,413.6	(3)%
Dedicated Transportation Solutions	233.6	247.7	(6)%	698.2	731.4	(5)%
Eliminations	(89.1)	(95.4)	7%	(262.7)	(290.0)	9%
Operating revenue	$1,790.2	1,795.6	—%	$5,184.7	5,350.3	(3)%

Business Segment Earnings:
Earnings (loss) from continuing operations
before income taxes:
Fleet Management Solutions	$16.2	(108.6)	NM	$(202.2)	10.1	NM
Supply Chain Solutions	57.8	34.6	67%	125.8	112.7	12%
Dedicated Transportation Solutions	24.7	18.5	34%	58.1	63.0	(8)%
Eliminations	(12.9)	(6.1)	NM	(30.8)	(42.6)	28%
	85.8	(61.6)	NM	(49.0)	143.2	NM
Unallocated Central Support Services	(8.0)	(11.4)	30%	(28.1)	(34.5)	18%
Non-operating pension costs	(7.2)	(6.9)	(5)%	(9.4)	(20.1)	53%
Other items impacting comparability, net	(15.8)	(11.4)	(39)%	(67.2)	(8.8)	NM
Earnings (loss) from continuing operations before income taxes	54.8	(91.3)	NM	(153.6)	80.0	NM
Provision for (benefit from) income taxes	9.7	0.3	NM	(15.9)	50.2	NM
Earnings (loss) from continuing operations	$45.1	(91.5)	NM	$(137.7)	29.8	NM

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.
NM - Not Meaningful

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended September 30, 2020 and 2019
(in millions)

	Three Months			Nine Months
	2020	2019	B(W)	2020	2019	B(W)

Fleet Management Solutions

FMS total revenue	$1,297.2	1,397.3	(7)%	$3,835.6	4,139.9	(7)%
Fuel services revenue(a)	(138.9)	(198.7)	(30)%	(429.5)	(618.9)	(31)%
ChoiceLease liability insurance revenue	(5.0)	(9.1)	(45)%	(21.7)	(25.7)	(15)%
FMS operating revenue *	$1,153.4	1,189.6	(3)%	$3,384.4	3,495.3	(3)%

Segment earnings (loss) before income taxes	$16.2	(108.6)	NM	$(202.2)	10.1	NM

FMS earnings (loss) before income taxes as % of FMS total revenue	1.2%	(7.8)%		(5.3)%	0.2%

FMS earnings (loss) before income taxes as % of FMS operating revenue *	1.4%	(9.1)%		(6.0)%	0.3%

Supply Chain Solutions

SCS total revenue	$685.4	617.6	11%	$1,833.2	1,902.6	(4)%
Subcontracted transportation	(172.0)	(136.9)	26%	(409.9)	(400.4)	2%
Fuel	(21.1)	(27.0)	(22)%	(58.6)	(88.6)	(34)%
SCS operating revenue *	$492.3	453.7	9%	$1,364.7	1,413.6	(3)%

Segment earnings before income taxes	$57.8	34.6	67%	$125.8	112.7	12%

SCS earnings before income taxes as % of SCS total revenue	8.4%	5.6%		6.9%	5.9%

SCS earnings before income taxes as % of SCS operating revenue *	11.8%	7.6%		9.2%	8.0%

Dedicated Transportation Solutions

DTS total revenue	$299.7	359.2	(17)%	$928.5	1,071.1	(13)%
Subcontracted transportation	(40.5)	(76.2)	(47)%	(148.6)	(229.9)	(35)%
Fuel	(25.6)	(35.3)	(28)%	(81.7)	(109.8)	(26)%
DTS operating revenue *	$233.6	247.7	(6)%	$698.2	731.4	(5)%

Segment earnings before income taxes	$24.7	18.5	34%	$58.1	63.0	(8)%

DTS earnings before income taxes as % of DTS total revenue	8.3%	5.1%		6.3%	5.9%

DTS earnings before income taxes as % of DTS operating revenue *	10.6%	7.5%		8.3%	8.6%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to SCS and DTS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended September 30,		Nine months ended September 30,		2020/2019
	2020	2019	2020	2019	Three Months	Nine Months

ChoiceLease
Average fleet count	152,400	159,000	156,300	154,900	(4)%	1%
End of period fleet count	150,900	160,200	150,900	160,200	(6)%	(6)%
Miles/unit per day change - % (a)	(1.7)%	2.0%	(3.0)%	0.7%

Average Active ChoiceLease vehicles (b)	144,100	145,200	146,300	143,500	(1)%	2%
Revenue per active ChoiceLease vehicle (c)	$5,500	$5,300	$16,000	$15,800	4%	1%

Commercial rental
Average fleet count	36,000	45,200	38,200	44,100	(20)%	(13)%
End of period fleet count	35,400	44,800	35,400	44,800	(21)%	(21)%
Rental utilization - power units	70.8%	74.0%	63.7%	74.7%	(320)bps	(1,100)bps
Rental rate change - % (d)	5.8%	2.0%	3.8%	2.4%

Customer vehicles under
SelectCare contracts
Average fleet count	56,500	56,400	55,200	55,500	—%	(1)%
End of period fleet count	55,000	56,800	55,000	56,800	(3)%	(3)%

Customer vehicles under
SelectCare on-demand (e)
Fleet serviced during the period	6,200	8,300	15,400	19,400	(25)%	(21)%

SCS
Average fleet count (f)	9,600	9,700	9,600	9,700	(1)%	(1)%
End of period fleet count (f)	9,500	9,700	9,500	9,700	(2)%	(2)%

DTS
Average fleet count (f)	9,300	9,600	9,400	9,600	(3)%	(2)%
End of period fleet count (f)	9,300	9,600	9,300	9,600	(3)%	(3)%

Used vehicle sales (UVS)
Average UVS inventory	12,800	7,700	12,000	7,600	66%	58%
End of period fleet count	10,700	7,300	10,700	7,300	47%	47%
Used vehicles sold	8,800	5,300	20,600	15,300	66%	35%
UVS pricing change (g)
Tractors	(11)%	(8)%	(23)%	7%
Trucks	1%	(10)%	(4)%	(5)%
Notes:

(a)	Represents percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Active ChoiceLease vehicles are calculated as those units currently earning revenue and not classified as not yet earning or no longer earning units.
(c)	Calculated based on the reported quarterly and year-to-date ChoiceLease revenue.
(d)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(e)	Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.
(f)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial rental and SelectCare.
(g)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Tax and Comparable Tax Rate	Earnings (Loss) Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings (Loss)	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS	EPS from Continuing Operations	Condensed Consolidated Statements of Earnings - Unaudited
Adjusted Return on Equity (ROE)	Not Applicable. However, the non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the following reconciliations.	Appendix - Non-GAAP Financial Measure Reconciliations
Adjusted Return on Capital (ROC) and Adjusted ROC Spread	Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

Set forth in the table below is an overview of each non-GAAP financial measure and why management believes that presentation of each non-GAAP financial measure provides useful information to investors. See reconciliations for each of these measures following this table.

Operating Revenue Measures:
Operating Revenue FMS Operating Revenue SCS Operating Revenue DTS Operating Revenue FMS EBT as a % of FMS Operating Revenue SCS EBT as a % of SCS Operating Revenue DTS EBT as a % of DTS Operating Revenue
Operating revenue is defined as total revenue for Ryder System, Inc. or each business segment (FMS, SCS and DTS) excluding any (1) fuel and (2) subcontracted transportation, as well as (3) revenue from our ChoiceLease liability insurance program which was discontinued in early 2020. We believe operating revenue provides useful information to investors as we use it to evaluate the operating performance of our core businesses and as a measure of sales activity at the consolidated level for Ryder System, Inc., as well as for each of our business segments. We also use segment EBT as a percentage of segment operating revenue for each business segment for the same reason. Note: FMS EBT, SCS EBT and DTS EBT, our primary measures of segment performance, are not non-GAAP measures.

Fuel: We exclude FMS, SCS and DTS fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers, which is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on trailing market fuel costs.

Subcontracted transportation: We also exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability. While our SCS and DTS business segments subcontract certain transportation services to third party providers, our FMS business segment does not engage in subcontracted transportation and, therefore, this item is not applicable to FMS.

ChoiceLease liability Insurance: We exclude ChoiceLease liability insurance as we announced our plan in the first quarter of 2020 to exit the extension of our liability insurance coverage for ChoiceLease customers. The exit of this program is estimated to be completed in the second quarter of 2021. We are excluding the revenues associated with this program for better comparability of our on-going operations.

Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Taxes (EBT) and Comparable Tax Rate

Comparable Earnings

Comparable Earnings per Diluted Common Share (EPS)

Adjusted Return on Equity (ROE)

Adjusted Return on Capital (ROC) and Adjusted ROC Spread

Comparable EBT, comparable earnings and comparable EPS are defined, respectively, as GAAP EBT, earnings and EPS, all from continuing operations, excluding (1) non-operating pension costs and (2) any other significant items that are not representative of our business operations. We believe these comparable earnings measures provide useful information to investors and allow for better year-over-year comparison of operating performance.
Non-operating pension costs: Our comparable earnings measures exclude non-operating pension costs, which include the amortization of net actuarial loss and prior service cost, interest cost and expected return on plan assets components of pension and postretirement benefit costs, as well as a settlement or curtailment of a plan if one has occurred. We exclude non-operating pension costs because we consider these to be impacted by financial market performance and outside the operational performance of our business.

Other Items Impacting Comparability: Our comparable and adjusted earnings measures also exclude other significant items that are not representative of our business operations as detailed in the reconciliation table below. These other significant items vary from period to period and, in some periods, there may be no such significant items.

Calculation of comparable tax rate: The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Adjusted ROE: Adjusted ROE is defined as adjusted net earnings divided by adjusted average shareholders' equity and represents the rate of return on shareholders' investment. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity. We use adjusted ROE as an internal measure of how effectively we use the owned capital invested in our operations.

Adjusted ROC: Adjusted ROC is defined as adjusted net earnings divided by average total capital and represents the rate of return generated by the capital deployed in our business. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity (a component of average total capital).We use adjusted ROC as an internal measure of how effectively we use the capital invested (borrowed or owned) in our operations. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Comparable EBITDA is defined as earnings from continuing operations, net of tax, first adjusted to exclude the following items, all from continuing operations: (1) non-operating pension costs and (2) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods and are described under Comparable Earnings Measures above) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) losses from used vehicle fair value adjustments and (5) amortization.

We believe comparable EBITDA provides investors with useful information, as it is a standard measure commonly reported and widely used by analysts, investors and other interested parties to measure financial performance and our ability to service debt and meet our payment obligations. In addition, we believe that the inclusion of comparable EBITDA provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Other companies may calculate comparable EBITDA differently; therefore, our presentation of comparable EBITDA may not be comparable to similarly-titled measures used by other companies.

Comparable EBITDA should not be considered as an alternative to earnings from continuing operations before income taxes or earnings from continuing operations determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities (determined in accordance with GAAP), as an indicator of cash flows, or as a measure of liquidity.

Cash Flow Measures:
Total Cash Generated Free Cash Flow
We consider total cash generated and free cash flow to be important measures of comparative operating performance, as our principal sources of operating liquidity are cash from operations and proceeds from the sale of revenue earning equipment.

Total Cash Generated: Total cash generated is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities. We believe total cash generated is an important measure of total cash flows generated from our ongoing business activities.

Free Cash Flow: We refer to the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities, less (5) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. Our calculation of free cash flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Total revenue	$2,150.6	2,223.9	$6,207.2	6,649.3
Fuel	(142.9)	(206.1)	(442.3)	(643.0)
Subcontracted transportation	(212.5)	(213.1)	(558.5)	(630.4)
ChoiceLease liability insurance revenue	(5.0)	(9.1)	(21.7)	(25.7)
Operating revenue *	$1,790.2	1,795.6	$5,184.7	5,350.3

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION

	Nine months ended September 30,
	2020	2019

Net cash provided by operating activities from continuing operations	$1,696.6	1,589.2
Proceeds from sales (primarily revenue earning equipment) (a)	390.8	353.7
Sales of operating property and equipment	9.9	49.7
Total cash generated *	2,097.3	1,992.7
Purchases of property and revenue earning equipment (a)	(879.4)	(2,957.2)
Free cash flow *	$1,217.9	(964.6)

Memo:
Net cash used in investing activities	$(484.4)	(2,553.8)
Net cash provided by (used in) financing activities	$(603.7)	976.6

Notes:

(a)	Included in cash flows from investing activities.

* Non-GAAP financial measure. See definition above.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON EQUITY RECONCILIATION

	Twelve months ended September 30,
	2020	2019

Net earnings (12-month rolling period)	$(201.4)	141.1
+ Other items impacting comparability *	96.4	13.3
+ Income taxes (a)	(85.0)	54.5
Adjusted earnings before income taxes	(190.1)	208.8
- Adjusted income taxes (b)	85.8	(73.5)
= Adjusted net earnings for ROE (numerator)** [A]	$(104.3)	135.3

Average shareholders' equity	$2,301.1	2,545.6
Adjustment to equity (c)	43.1	16.4
Adjusted average total equity (denominator)** [B]	$2,344.2	2,562.0

Adjusted ROE ** [A]/[B]	(4.4)%	5.3%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Represents the tax provision on adjusted earnings before income taxes.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* Other items impacting comparability includes the following:

	Twelve months ended September 30,
	2020	2019
Restructuring and other, net	$65.4	17.6
ERP implementation costs	34.7	14.3
Gains on sale of properties	(3.7)	(18.6)
Other items impacting comparability	$96.4	13.3

** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended September 30,
	2020	2019

Net earnings (12-month rolling period)	$(201.4)	141.1
+ Other items impacting comparability *	96.4	13.3
+ Income taxes (a)	(85.0)	54.5
Adjusted earnings before income taxes	(190.1)	208.8
+ Interest expense	255.3	230.3
- Adjusted income taxes (b)	36.4	(130.5)
= Adjusted net earnings for ROC (numerator)** [A]	$101.7	308.5

Average total debt	$7,886.0	7,105.9
Average shareholders' equity	2,301.1	2,545.6
Adjustment to equity (c)	43.1	16.4
Adjusted average total capital (denominator)** [B]	$10,230.2	9,667.9

Adjusted ROC ** [A]/[B]	1.0%	3.2%

Weighted average cost of capital	4.5%	4.6%

Adjusted return on capital spread***	(3.5)%	(1.4)%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Represents the tax provision on adjusted earnings before income taxes and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* See our Adjusted Return on Equity Reconciliation on the previous page for further details regarding other items impacting comparability.
** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.
*** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Earnings (loss) from continuing operations	$45.1	(91.5)	$(137.7)	29.8
+ Provision for (benefit from) income taxes	9.7	0.3	(15.9)	50.2
Earnings before income taxes from continuing operations	54.8	(91.3)	(153.6)	80.0
+ Non-operating pension costs	7.2	6.9	9.4	20.1
+ Restructuring and other, net	13.8	5.2	43.8	13.8
+ ERP implementation costs	5.8	6.1	27.1	13.6
- Gains on sale of properties	(3.7)	—	(3.7)	(18.6)
Comparable earnings (loss) before income taxes from continuing operations	77.8	(73.0)	(77.1)	108.8
+ Interest expense	62.6	62.5	192.5	178.6
+ Depreciation	496.1	574.7	1,552.3	1,342.7
+ Losses from used vehicle fair value adjustments	1.9	25.9	34.5	67.9
+ Amortization	1.9	2.1	5.9	6.3
Comparable EBITDA *	$640.3	592.2	$1,708.1	1,704.3

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / EARNINGS / TAX RATE RECONCILIATION

		2020
	Condensed Consolidated Statements of Earnings Line Item	Three Months	Nine Months

Earnings (loss) from continuing operations before income taxes		$54.8	(153.6)
Non-operating pension costs	Non-operating pension costs	7.2	9.4
Restructuring and other, net	Revenue and Restructuring and other items, net	13.8	43.8
ERP implementation costs	Restructuring and other items, net	5.8	27.1
Gains on sale of properties	Miscellaneous (income) loss, net	(3.7)	(3.7)
Comparable earnings (loss) from continuing operations before income taxes*		$77.8	(77.1)

Provision for (benefit from) income taxes		$9.7	(15.9)
Tax adjustments		(2.1)	(22.4)
Income tax effects of non-GAAP adjustments**		6.3	18.9
Comparable provision for (benefit from) income taxes		$13.9	(19.4)

Earnings (loss) from continuing operations		$45.1	(137.7)
Non-operating pension costs	Non-operating pension costs	4.7	4.7
Restructuring and other, net	Revenue and Restructuring and other items, net	11.2	36.2
ERP implementation costs	Restructuring and other items, net	4.3	20.1
Gains on sale of properties	Miscellaneous (income) loss, net	(3.4)	(3.4)
Tax adjustments	Provision for (benefit from) income taxes	2.1	22.4
Comparable earnings (loss) from continuing operations*		$63.8	(57.7)

Tax rate on continuing operations		17.7%	(10.3)%
Tax adjustments and income tax effects of non-GAAP adjustments**		0.2%	(14.8)%
Comparable tax rate on continuing operations**		17.9%	(25.1)%

* Non-GAAP financial measure. See definition above.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / EARNINGS / TAX RATE RECONCILIATION

		2019
	Condensed Consolidated Statements of Earnings Line Item	Three Months	Nine Months

Earnings from continuing operations before income taxes		$(91.3)	80.0
Non-operating pension costs	Non-operating pension costs	6.9	20.1
Restructuring and other, net	Restructuring and other items, net	5.2	13.8
ERP implementation costs	Restructuring and other items, net	6.1	13.6
Gains on sale of properties	Miscellaneous (income) loss, net	—	(18.6)
Comparable earnings from continuing operations before income taxes*		$(73.0)	108.8

Provision for (benefit from) income taxes		$0.3	50.2
Tax adjustments		—	(3.5)
Income tax effects of non-GAAP adjustments**		4.8	7.9
Comparable provision for (benefit from) income taxes*		$5.1	54.6

Earnings (loss) from continuing operations		$(91.5)	29.8
Non-operating pension costs	Non-operating pension costs	4.9	14.3
Restructuring and other, net	Restructuring and other items, net	4.0	10.4
ERP implementation costs	Restructuring and other items, net	4.5	10.1
Gains on sale of properties	Miscellaneous (income) loss, net	—	(13.8)
Tax adjustments	Provision for income taxes	—	3.5
Comparable earnings (loss) from continuing operations*		$(78.1)	54.2

Tax rate on continuing operations		0.3%	62.7%
Tax adjustments and income tax effects of non-GAAP adjustments**		6.7%	(12.5)%
Comparable tax rate on continuing operations**		7.0%	50.2%

* Non-GAAP financial measure. See definition above.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

FREE CASH FLOW FORECAST RECONCILIATION

2020 Forecast
Net cash provided by operating activities from continuing operations	$2,000 - $2,100
Sales of operating property and equipment (1)	500 - 600

Purchases of property and revenue earning equipment (1)	(1,100 - 1,200)
Free cash flow *	$1,400 - $1,500

(1) Included in cash flows from investing activities.

* Non-GAAP financial measure. See definition above.